Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income

	Three Months Ended		Years Ended
(in millions)	December 31,		December 31,

	(unaudited)		(unaudited)
	2003	2002	2003	2002

Operating revenues	$682.7	$649.8	$2,912.0	$2,691.6

Operating expenses:
Purchased power, cost of gas and demand
side management	395.5	357.6	1,679.4	1,478.7
Operations and maintenance	104.5	108.8	441.8	431.8
Depreciation and amortization	59.2	65.2	235.5	239.2
Taxes	50.2	43.5	219.2	204.3

Total operating expenses	609.4	575.1	2,575.9	2,354.0

Operating income	73.3	74.7	336.1	337.6

Other income (expense):
Write-down of RCN investment, net	-	9.9	-	(17.7)
Other income, net	0.7	9.7	8.2	20.4
Interest charges	(37.1)	(44.8)	(160.8)	(176.6)

Net income	36.9	49.5	183.5	163.7
Preferred dividends of subsidiary	0.5	0.5	2.0	2.0

Earnings available for common shareholders	$36.4	$49.0	$181.5	$161.7

NSTAR

Condensed Consolidated Balance Sheets

	December 31,
(in millions)	(unaudited)
	2003	2002

Assets
Property, plant and equipment, net	$3,153.6	$2,977.6
Investments	68.9	70.3
Current assets	500.1	506.6
Regulatory assets and goodwill	2,294.2	2,453.3
Other deferred debits	79.9	96.5

Total assets	$6,096.7	$6,104.3

Capitalization and Liabilities
Common equity	$1,361.0	$1,299.3
Long-term debt and preferred stock	2,025.5	2,134.4
Current liabilities	939.6	886.1
Deferred taxes and unamortized investment tax credits	764.5	675.9
Other deferred credits	1,006.1	1,108.6

Total capitalization and liabilities	$6,096.7	$6,104.3

NSTAR

Energy Sales - Periods Ended December 31,

Retail Electric Sales - gWh

	Three Months		%	Twelve Months		%
	2003	2002	Change	2003	2002	Change

Residential	1,504	1,491	0.9%	6,493	6,117	6.1%
Commercial	3,006	3,009	(0.1)%	12,418	12,090	2.7%
Industrial and other	475	474	0.2%	1,864	1,969	(5.3)%

Total	4,985	4,974	0.2%	20,775	20,176	3.0%

Firm Gas Sales and Transportation - BBTU

	Three Months		%	Twelve Months		%
	2003	2002	Change	2003	2002	Change

Residential	7,483	8,101	(7.6)%	24,062	20,913	15.1%
Commercial	4,378	4,475	(2.2)%	16,152	13,781	17.2%
Industrial and other	1,934	2,139	(9.6)%	8,175	7,492	9.1%

Total	13,795	14,715	(6.3)%	48,389	42,186	14.7%